Exhibit 99.1

News Release
General Inquiries: (713) 783-8000
www.sanchezenergycorp.com

Sanchez Energy Announces Third

Quarter 2016 Operating and Financial Results

HOUSTON--(GLOBE NEWSWIRE)--Nov. 7, 2016--Sanchez Energy Corporation (NYSE: SN) (“Sanchez Energy” or the “Company”), today announced operating and financial results for the third quarter 2016.  Highlights include:

•

Total production of 4.7 million barrels of oil equivalent (“MMBoe”), or approximately 51,500 barrels of oil equivalent per day (“Boe/d”), was at the high end of the Company’s 50,000 to 52,000 Boe/d guidance for the third quarter 2016;

•

Average drilling and completion costs during the third quarter 2016 at Catarina and Cotulla were $3.0 million per well, with the Company’s best wells coming in below $2.8 million per well in both areas;

•

Recent development and pilot wells confirm Upper Eagle Ford  extends over a larger area  of Western Catarina. The Company now estimates it has over 350 Upper Eagle Ford locations with returns in excess of 50%;

•	Most recent nine Hausser wells are outperforming type curves by 10 to 15 percent with returns greater than 85 percent at recent strip pricing;
•

Revenues of approximately $114.8 million were up approximately 3.5 percent when compared to the second quarter 2016, primarily due to improvements in realized commodity prices during the third quarter 2016;

•	Adjusted Revenue (a non-GAAP financial measure), inclusive of hedge settlements, was approximately $142.9 million during the third quarter 2016;

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•	On a GAAP basis, the Company reported a net loss attributable to common stockholders of $70.2 million for the third quarter 2016;
•	Adjusted EBITDA (a non-GAAP financial measure) of approximately $83.8 million during the third quarter 2016 was up approximately 5 percent when compared to the prior quarter;

•

Strong liquidity of approximately $629 million as of Sept. 30, 2016, consisting of $329 million in cash and cash equivalents and an undrawn bank credit facility with an elected commitment amount of $300 million; and

•

Additions to this strong liquidity position are anticipated during the fourth quarter 2016 as a result of the Company’s previously announced transactions with Sanchez Production Partners LP (NYSE MKT: SPP) (“SPP”) and Carrizo Oil & Gas, Inc. (“Carrizo”), which are expected to result in cash proceeds totaling approximately $256 million.

MANAGEMENT COMMENTS

“As previously reported, we achieved excellent operating results in the third quarter 2016, with process improvements and efficiency gains driving our average well cost below $3.0 million per well,” said Tony Sanchez, III, Chief Executive Officer of Sanchez Energy. “The combination of strong production and lower costs has allowed us to achieve positive returns on our capital program.  This is evident in our financial results, as our Adjusted EBITDA for the third quarter 2016, at approximately $83.8 million, was up 5 percent over the second quarter.

“Our strong operating and financial performance resulted in total liquidity, including availability under our undrawn credit facility, of approximately $629  million at the end of the third quarter.  Our liquidity position benefitted from the closing of the Carnero Gathering Transaction with SPP, which resulted in a cash payment during the third quarter 2016 of $37 million and the assumption by SPP of an estimated $7.4 million in remaining capital commitments.

“In October 2016, we announced the sale of the Company’s 50 percent interest in Carnero Processing, LLC (“Carnero Processing”) and certain non-core producing assets, to SPP for approximately $74.7 million in cash and the assumption of an estimated $32.3 million in remaining capital commitments. Carnero Processing is developing a cryogenic natural gas processing plant in La Salle County, Texas, and these transactions further strengthen the business development relationship between Sanchez Energy and SPP.  In addition, we entered into a definitive agreement in October 2016 to sell certain non-core producing assets for approximately $181 million in cash, subject to normal and customary closing adjustments. All of these transactions are expected to close before year-end and

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will provide capital to fund our drilling plans while creating what we believe is a key competitive advantage in today’s challenging commodity price environment.

“As we begin to craft our drilling plans for next year, our development focus remains on Catarina and the Maverick area of Cotulla where results continue to exceed expectations. Recent step out wells in South Central and Northwestern Catarina have provided further definition on the extent of their fairways. Recent wells, along with a pilot drilled in North Central Catarina, have confirmed the Upper Eagle Ford is aerially extensive across the western side of Catarina. We now estimate over 350 Upper Eagle Ford locations, more than double our initial projection. Additionally, enhanced completions are being tested in the Upper and Middle Eagle Ford with promising initial results. As of Sept. 30, 2016, we had drilled 39 of our 50 well annual drilling commitment at Catarina for the period from July 2016 through June 2017. Recent wells in the Maverick area of Cotulla are outperforming type curves by 10 to 15 percent and have returns in excess of 85 percent at recent strip pricing. We anticipate allocating a larger portion of development capital to the Maverick area of Cotulla going into 2017.”

OPERATIONS UPDATE

The Company’s Eagle Ford development plan remains primarily focused on Catarina and the Maverick area of Cotulla.  The Company is currently running three rigs and expects to drop to two rigs during the fourth quarter 2016.  The Company tested advanced completion designs in the Upper and Middle Eagle Ford on the Western portion of Catarina during the third quarter 2016.  The initial results from these tests have been encouraging, and the Company plans to test these designs, which involve tighter cluster spacing and increased fluid and proppant loading, in other areas of the ranch. In addition, recent results in Hausser have been outperforming the Company’s expectations and are expected to compete for capital as Sanchez Energy looks to formalize its 2017 capital budget.

Drilling and completion costs in the third quarter 2016 averaged approximately $3.0 million per well at both Catarina and Cotulla, with the Company’s best wells coming in below $2.8 million per well in both areas.  As of Sept. 30, 2016, the Company had 676 gross (558 net) producing wells with 19 gross (17 net) wells in various stages of completion, as detailed in the following table:

OPERATIONS UPDATE

The Company’s Eagle Ford development plan remains primarily focused on Catarina and the Maverick area of Cotulla.  The Company is currently running three rigs and expects to drop to two rigs during the fourth quarter 2016.  The Company tested advanced completion designs in the Upper and Middle Eagle Ford on the Western portion of Catarina during the third quarter 2016.  The initial results from these tests have been encouraging, and the Company plans to test these designs, which involve tighter cluster spacing and increased fluid and proppant

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loading, in other areas of the ranch. In addition, recent results in Hausser have been outperforming the Company’s expectations and are expected compete for capital as Sanchez Energy looks to formalize its 2017 capital budget.

Drilling and completion costs in the third quarter 2016 averaged approximately $3.0 million per well at both Catarina and Cotulla, with the Company’s best wells coming in below $2.8 million per well in both areas.  As of Sept. 30, 2016, the Company had 676 gross (558 net) producing wells with 19 gross (17 net) wells in various stages of completion, as detailed in the following table:

Project Area	Gross Producing Wells	Gross Wells Waiting/ Undergoing Completion
Catarina	323	13
Marquis	103	—
Cotulla / Wycross	160	2
Palmetto	76	4
TMS / Other	14	—
Total	676	19

PRODUCTION VOLUMES, AVERAGE SALES PRICES, AND OPERATING COSTS PER BOE

The Company’s production mix during the third quarter 2016 consisted of approximately 33 percent oil, 30 percent NGL, and 37 percent natural gas.  By asset area, Catarina, Marquis, Cotulla/Wycross, and Palmetto/TMS/Other comprised approximately 80.0 percent, 4.6 percent, 12.6 percent, and 2.8 percent, respectively, of the Company’s total third quarter 2016 production volumes.

Revenues of approximately $114.8 million during the third quarter 2016 were relatively flat when compared to the third quarter 2015. Hedge settlements totaled approximately $28.1 million for the third quarter 2016.   Commodity price realizations during the third quarter 2016, including the impact of derivative instrument settlements, were $57.18 per barrel of oil, $13.81 per barrel of NGL and $3.22 per thousand cubic feet (“Mcf”) of natural gas.

Production, average sales prices, and operating costs and expenses per barrel of oil equivalent (“Boe”) for the third quarter 2016 are summarized in the table that follows:

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	Three Months Ended		Nine Months Ended
	September 30,		September 30,
	2016	2015	2016	2015
Net Production:
Oil (MBbl)	1,562	1,671	4,836	5,372
Natural gas liquids (MBbl)	1,412	1,509	4,620	4,097
Natural gas (MMcf)	10,595	10,090	33,092	26,217
Total oil equivalent (MBoe)	4,741	4,862	14,971	13,839

Average Sales Price Excluding Derivatives(1):
Oil ($ per Bbl)	$40.99	$41.61	$35.67	$45.53
Natural gas liquids ($ per Bbl)	$13.81	$11.30	$12.24	$11.86
Natural gas ($ per Mcf)	$2.95	$2.77	$2.31	$2.79
Oil equivalent ($ per Boe)	$24.22	$23.56	$20.41	$26.47

Average Sales Price Including Derivatives(2):
Oil ($ per Bbl)	$57.18	$62.25	$54.89	$61.15
Natural gas liquids ($ per Bbl)	$13.81	$11.30	$12.24	$11.86
Natural gas ($ per Mcf)	$3.22	$3.26	$3.01	$3.29
Oil equivalent ($ per Boe)	$30.15	$31.68	$28.16	$33.48

Average unit costs per Boe:
Oil and natural gas production expenses	$8.23	$8.30	$8.59	$7.96
Production and ad valorem taxes	$0.83	$0.62	$0.94	$1.45
General and administrative (3)	$2.98	$3.19	$2.96	$3.13
Depreciation, depletion, amortization and accretion	$7.94	$18.34	$8.55	$21.43
Impairment of oil and natural gas properties	$12.57	$93.51	$11.29	$98.63

(1)	Excludes the impact of derivative instrument settlements.
(2)	Includes the impact of derivative instrument settlements.
(3)	Excludes stock based compensation.

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2016 GUIDANCE

Third quarter 2016 results and updated fourth quarter and full year 2016 guidance are summarized in the table that follows:

	Actuals	Guidance(1)
	3Q 2016	4Q 2016
Production Volumes:
Oil (Bbls/d)	16,984	16,500 - 17,160
NGLs (Bbls/d)	15,355	15,000 – 15,600
Natural Gas (Mcf/d)	115,166	111,000- 115,440
Barrel of Oil Equivalent (Boe/d)	51,533	50,000 - 52,000

Operating Costs & Expenses :
Cash Production Expense ($/Boe)(2)	$9.01	$8.75 - $9.75
Non-Cash Production Expense ($/Boe)	$0.78	$0.80 - $0.90
Production & Ad Valorem Taxes (% of O&G Revenue)	3%	5% - 6%
Cash G&A ($/Boe)(3)	$2.98	$2.75 - $3.25
DD&A Expense ($/Boe)	$7.94
Interest Expense ($MM)	$31.8	$30.0
Preferred Dividend ($MM)(4)	$4.0	$4.0

(1)	Assumes each quarter is operated in ethane rejection
(2)

Cash Production Expense guidance only relates to production expenses reported on the cash flow statement and does not include the effect from the deferred gain related to the Western Catarina Midstream Divestiture.

(3)	Excludes stock based compensation.
(4)	Paid in common equity for the quarter ended September 30, 2016.

CAPITAL EXPENDITURES

Capital expenditures incurred during the third quarter 2016 related to upstream activities, including accruals, totaled approximately $80.9 million.  With respect to midstream activities, the Company incurred approximately $10.6 million of capital expenditures in the third quarter 2016 related to the Carnero Processing joint venture.

FINANCIAL RESULTS

On a GAAP basis, the Company reported a net loss attributable to common stockholders of $70.2 million for the third quarter 2016, which includes a non-cash after tax impairment charge of $59.6 million and a non-cash mark-to-market loss on the value of the Company’s hedge portfolio of $9.5 million.

The Company reported Adjusted EBITDA of approximately $83.8 million and Adjusted Net Income (Loss) of $9.4 million for the third quarter 2016, which compares to Adjusted Net Income (Loss) of ($28.4) million reported

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in the third quarter 2015.  Adjusted EBITDA and Adjusted Net Income (Loss) are non-GAAP financial measures defined in the tables included with today’s news release.

HEDGING UPDATE

Including natural gas hedges executed during the third quarter 2016, the Company’s current hedge position is 18,000 barrels of oil per day (“Bbls/d”) of oil and 99,153 MMBtu per day (“MMBtu/d”) of natural gas in 2016, 6,000 to 7,000 Bbls/d of oil and 93,521 MMBtu/d of natural gas in 2017, 40,000 to 50,000 MMBtu/d of natural gas in 2018 and 20,000 MMBtu/d of natural gas in 2019.

LIQUIDITY AND CREDIT FACILITY

The Company had liquidity of approximately $629 million as of Sept. 30, 2016, which consisted of $329 million in cash and cash equivalents and an undrawn bank credit facility with an elected commitment amount of $300 million and a borrowing base of $350 million.  The Company’s elected commitment amount on the bank credit facility is expected to remain at $300 million until the next semi-annual redetermination of the borrowing base by the lenders, which is anticipated in the fourth quarter 2016.

SHARE COUNT

As of Sept. 30, 2016, the Company had 65.9 million total common shares outstanding.  Assuming all Series A Convertible Perpetual Preferred Stock and Series B Convertible Perpetual Preferred Stock were converted, total outstanding common shares as of Sept. 30, 2016 would have been 78.4 million.  For the three months ended Sept. 30, 2016, the weighted average number of unrestricted common shares used to calculate net loss attributable to common stockholders per common share, basic and diluted, which are determined in accordance with GAAP, was 59.2 million.

CONFERENCE CALL

Sanchez Energy will host a conference call for investors on Monday, Nov. 7, 2016, at 1:00 p.m. Central Time (2:00 p.m. Eastern Time).  Interested investors can listen to the call by visiting our website (provided below) or via webcast, both live and rebroadcast, over the Internet at: http://edge.media-server.com/m/p/rwc28fqs/lan/en.

UPDATED INVESTOR PRESENTATION

An updated investor presentation has been uploaded to the Investors section of the Company’s website (provided below).

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ABOUT SANCHEZ ENERGY CORPORATION

Sanchez Energy Corporation is an independent exploration and production company focused on the acquisition and development of unconventional oil and natural gas resources in the onshore U.S. Gulf Coast, with a current focus on the horizontal development of significant resource potential from the Eagle Ford Shale in South Texas, where we have assembled over 200,000 net acres, and the Tuscaloosa Marine Shale.  For more information about Sanchez Energy Corporation, please visit our website:  www.sanchezenergycorp.com.

FORWARD LOOKING STATEMENTS

This press release contains, and our officers and representatives may from time to time make, forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended.  All statements, other than statements of historical facts, included in this press release that address activities, events or developments that Sanchez Energy expects, believes or anticipates will or may occur in the future are forward-looking statements, including statements relating to estimates of our future production, revenues, well cost reductions, capital expenditures for and completion of Carnero Gathering and Carnero Processing, Sanchez Energy’s ability to receive future payments from SPP and the expected benefits of the transactions with SPP described in this release and the transaction with Carrizo, our strategy and plans, our view of the market, our well drilling plans, and our capital plans for the remainder of 2016 and beyond.  These statements are based on certain assumptions made by the Company based on management's experience, perception of historical trends and technical analyses, current conditions, anticipated future developments and other factors believed to be appropriate and reasonable by management. When used in this press release, the words "will," "potential," "believe," "estimate," "intend," "expect," "may," "should," "anticipate," "could," "plan," "predict," "project," "profile," "model," "strategy," "future," or their negatives, other similar expressions or the statements that include those words, are intended to identify forward-looking statements, although not all forward-looking statements contain such identifying words.

Such statements are subject to a number of assumptions, risks and uncertainties, many of which are beyond the control of Sanchez Energy, which may cause actual results to differ materially from those implied or expressed by the forward-looking statements, including, but not limited to failure of acquired assets to produce as anticipated, failure or delays on the part of our joint venture partners, failure to continue to produce oil and gas at historical rates, costs of operations, delays, and any other difficulties related to producing oil or gas, the price of oil or gas, marketing and sales of produced oil and gas, estimates made in evaluating reserves, competition, general economic conditions and the ability to manage our growth, our expectations regarding our future liquidity, our expectations regarding the results of our efforts to improve the efficiency of our operations to reduce our costs,  the inability to

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satisfy all conditions to closing with respect to the transaction with SPP described in this release or the transaction with Carrizo (or to otherwise consummate our transaction on a timely basis, or at all) and other factors described in Sanchez Energy's most recent Annual Report on Form 10-K and any updates to those risk factors set forth in Sanchez Energy's Quarterly Reports on Form 10-Q.  Further information on such assumptions, risks and uncertainties is available in Sanchez Energy's filings with the U.S. Securities and Exchange Commission (the "SEC").  Sanchez Energy's filings with the SEC are available on our website at www.sanchezenergycorp.com and on the SEC's website at www.sec.gov.  In light of these risks, uncertainties and assumptions, the events anticipated by Sanchez Energy's forward-looking statements may not occur, and, if any of such events do occur, Sanchez Energy may not have correctly anticipated the timing of their occurrence or the extent of their impact on its actual results.  Accordingly, you should not place any undue reliance on any of Sanchez Energy's forward-looking statements.  Any forward-looking statement speaks only as of the date on which such statement is made and Sanchez Energy undertakes no obligation to correct or update any forward-looking statement, whether as a result of new information, future events or otherwise, except as required by applicable law.

COMPANY CONTACT:

Howard J. Thill

EVP & Chief Financial Officer

(713) 783-8000

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SANCHEZ ENERGY CORPORATION

CONSOLIDATED STATEMENT OF OPERATIONS DATA

(unaudited)

	Three Months Ended		Nine Months Ended
	September 30,		September 30,
	2016	2015	2016	2015
REVENUES:
Oil sales	$64,041	$69,532	$172,509	$244,554
Natural gas liquid sales	19,511	17,055	56,535	48,602
Natural gas sales	31,255	27,939	76,547	73,091
Total revenues	114,807	114,526	305,591	366,247
OPERATING COSTS AND EXPENSES:
Oil and natural gas production expenses	38,997	40,345	128,609	110,166
Production and ad valorem taxes	3,921	3,038	14,052	20,011
Depreciation, depletion, amortization and accretion	37,651	89,167	127,959	296,541
Impairment of oil and natural gas properties	59,582	454,628	169,046	1,365,000
General and administrative (inclusive of stock-based compensation expense of $12,802 and $355, respectively, for the three months ended September 30, 2016 and 2015, and $26,025 and $15,924, respectively, for the nine months ended September 30, 2016 and 2015)	26,936	15,851	70,399	59,290
Total operating costs and expenses	167,087	603,029	510,065	1,851,008
Operating loss	(52,280)	(488,503)	(204,474)	(1,484,761)
Other income (expense):
Interest income	146	65	629	249
Other income (expense)	7	(818)	(196)	(2,053)
Interest expense	(31,797)	(31,442)	(95,225)	(94,500)
Earnings from equity investments	463	—	3,154	—
Net gains (losses) on commodity derivatives	18,640	103,996	(17,353)	111,550
Total other income (expense)	(12,541)	71,801	(108,991)	15,246
Loss before income taxes	(64,821)	(416,702)	(313,465)	(1,469,515)
Income tax expense	1,441	158	1,441	7,600
Net loss	(66,262)	(416,860)	(314,906)	(1,477,115)
Less:
Preferred stock dividends	(3,987)	(3,991)	(11,961)	(11,973)
Net income allocable to participating securities	—	—	—	—
Net loss attributable to common stockholders	$(70,249)	$(420,851)	$(326,867)	$(1,489,088)

Net loss per common share - basic and diluted	$(1.19)	$(7.33)	$(5.56)	$(26.06)
Weighted average number of shares used to calculate net loss attributable to common stockholders - basic and diluted	59,190	57,426	58,782	57,141

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SANCHEZ ENERGY CORPORATION

CONSOLIDATED BALANCE SHEET

(unaudited)

	September 30,	December 31,
	2016	2015
ASSETS
Current assets:
Cash and cash equivalents	$328,529	$435,048
Oil and natural gas receivables	34,382	30,668
Joint interest billings receivables	630	1,259
Accounts receivable - related entities	2,235	3,697
Fair value of derivative instruments	29,834	172,494
Deferred tax asset	—	—
Other current assets	15,366	23,452
Total current assets	410,976	666,618
Oil and natural gas properties, at cost, using the full cost method:
Proved oil and natural gas properties	3,128,200	2,914,867
Unproved oil and natural gas properties	271,418	253,529
Total oil and natural gas properties	3,399,618	3,168,396
Less: Accumulated depreciation, depletion, amortization and impairment	(2,706,324)	(2,412,293)
Total oil and natural gas properties, net	693,294	756,103

Other assets:
Fair value of derivative instruments	2,741	5,789
Deferred tax asset	—	—
Investments	53,126	49,985
Other assets	24,982	22,809
Total assets	$1,185,119	$1,501,304
LIABILITIES AND STOCKHOLDERS' EQUITY
Current liabilities:
Accounts payable	$1,507	$4,184
Accounts payable - related entities	—	—
Other payables	2,225	2,004
Accrued liabilities:
Capital expenditures	40,661	51,983
Other	69,699	69,974
Deferred premium liability	8,183	24,548
Fair value of derivative instruments	3,727	—
Deferred tax liability	—	—
Other current liabilities	19,856	14,813
Total current liabilities	145,858	167,506
Long term debt
Long term debt, net of premium, discount and debt issuance costs	1,710,634	1,705,927
Asset retirement obligations	28,667	25,907
Fair value of derivative instruments	2,293	—
Other liabilities	58,811	58,133
Total liabilities	1,946,263	1,957,473
Commitments and contingencies (Note 16)
Stockholders' equity:
Preferred stock ($0.01 par value, 15,000,000 shares authorized; 1,838,985 shares issued and outstanding as of September 30, 2016 and December 31, 2015 of 4.875% Convertible Perpetual Preferred Stock, Series A; 3,527,830 shares issued and outstanding as of September 30, 2016 and December 31, 2015 of 6.500% Convertible Perpetual Preferred Stock, Series B)	53	53
Common stock ($0.01 par value, 150,000,000 shares authorized; 65,934,336 shares issued and outstanding as of September 30, 2016 and 61,928,089 shares issued and outstanding as of December 31, 2015)	663	619
Additional paid-in capital	1,101,361	1,079,513
Accumulated deficit	(1,863,221)	(1,536,354)
Total stockholders' deficit	(761,144)	(456,169)
Total liabilities and stockholders' deficit	$1,185,119	$1,501,304

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SANCHEZ ENERGY CORPORATION

Non-GAAP Reconciliation – Adjusted EBITDA

Our Adjusted EBITDA should not be considered an alternative to net income (loss), operating income (loss), cash flows provided by (used in) operating activities or any other measure of financial performance or liquidity presented in accordance with U.S. GAAP. Our Adjusted EBITDA may not be comparable to similarly titled measures of another company because all companies may not calculate Adjusted EBITDA in the same manner.

	Three Months Ended September 30,		Nine Months Ended September 30,
	2016	2015	2016	2015

Net loss	$(66,262)	$(416,860)	$(314,906)	$(1,477,115)
Plus:
Interest expense	31,797	31,442	95,225	94,500
Net losses (gains) on commodity derivative contracts	(18,640)	(103,996)	17,353	(111,550)
Net settlements received on commodity derivative contracts (1)	28,120	39,488	115,998	96,981
Depreciation, depletion, amortization and accretion	37,651	89,167	127,959	296,541
Impairment of oil and natural gas properties	59,582	454,628	169,046	1,365,000
Stock-based compensation expense	12,802	355	26,025	15,924
Acquisition and divestiture costs included in general and administrative	1,133	—	1,555	—
Write off of joint venture receivable, non-recurring	—	—	—	2,251
Income tax expense	1,441	158	1,441	7,600
Less:
Amortization of deferred gain on Western Catarina Midstream Divestiture	(3,703)	—	(11,110)	—
Interest income	(146)	(65)	(629)	(249)

Adjusted EBITDA	$83,775	$94,317	$227,957	$289,883

(1)

This amount has been reduced by premiums associated with derivatives that settled during the respective periods, which may include premiums accrued but not yet paid as of the end of the quarter based on timing of cash settlement payments with counterparties.

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SANCHEZ ENERGY CORPORATION

Non-GAAP Reconciliation – Adjusted Net Income

We present adjusted net income (loss) attributable to common stockholders (“Adjusted Net Income (Loss)”) in addition to our reported net income (loss) in accordance with U.S. GAAP. This information is provided because management believes exclusion of the impact of the items included in our definition of Adjusted Net Income (Loss) below will help investors compare results between periods, identify operating trends that could otherwise be masked by these items and highlight the impact that commodity price volatility has on our results.

	Three Months Ended September 30,		Nine Months Ended September 30,
	2016	2015	2016	2015
Net loss	$(66,262)	$(416,860)	$(314,906)	$(1,477,115)
Less: Preferred stock dividends	(3,987)	(3,991)	(11,961)	(11,973)
Net loss attributable to common shares and participating securities	(70,249)	(420,851)	(326,867)	(1,489,088)
Plus:
Non-cash preferred stock dividends associated with conversion	—	—	—	—
Non-cash write off of joint venture receivables	—	—	—	2,251
Net losses (gains) on commodity derivatives contracts	(18,640)	(103,996)	17,353	(111,550)
Net settlements received (paid) on commodity derivative contracts (1)	28,120	39,488	115,998	96,981
Impairment of oil and natural gas properties	59,582	454,628	169,046	1,365,000
Stock-based compensation expense	12,802	355	26,025	15,924
Acquisition and divestiture costs included in general and administrative	1,133	—	1,555	—
Amortization of deferred gain on Western Catarina Midstream Divestiture	(3,703)	—	(11,110)	—
Tax impact of adjustments to net loss (2)	365	2,020	365	12,470
Adjusted net income (loss)	9,410	(28,356)	(7,635)	(108,012)
Adjusted net income (loss) allocable to participating securities (3)	(962)	—	—	—
Adjusted net income (loss) attributable to common stockholders	$8,448	$(28,356)	$(7,635)	$(108,012)

Weighted average number of shares used to calculate net income (loss) attributable to common stockholders - basic and diluted	59,190	57,426	58,782	57,141

(1)

This amount has been reduced by premiums associated with derivatives that settled during the respective periods, which may include premiums accrued but not yet paid as of the end of the quarter based on timing of cash settlement payments with counterparties.

(2)	The tax impact is computed by utilizing the Company’s effective tax rate on the adjustments to reconcile net income (loss) to adjusted net income (loss).
(3)	The Company's restricted shares of common stock are participating securities.

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SANCHEZ ENERGY CORPORATION

Non-GAAP Reconciliation – Adjusted Revenue

We present Adjusted Revenue in addition to our reported Revenue in accordance with U.S. GAAP. The Company defines Adjusted Revenue as follows: total revenues plus cash settled derivatives. The Company believes Adjusted Revenue provides investors with helpful information with respect to the performance of the Company's operations and management uses Adjusted Revenue to evaluate its ongoing operations and for internal planning and forecasting purposes. See the table below which reconciles Adjusted Revenue and total revenues.

	Three Months Ended
	2016	2015
Total Revenues	$114,807	$114,526
Net settlements received on commodity derivative contracts (1)	28,120	39,488
Adjusted Revenue	$142,927	$154,014

(1)

This amount has been reduced by premiums associated with derivatives that settled during the respective periods, which may include premiums accrued but not yet paid as of the end of the quarter based on timing of cash settlement payments with counterparties.

	Three Months Ended September 30,		Nine Months Ended September 30,
	2016	2015	2016	2015
Total Revenues	$114,807	$114,526	$305,591	$366,247
Net settlements received on commodity derivative contracts (1)	28,120	39,488	115,998	96,981
Adjusted Revenue	$142,927	$154,014	$421,589	$463,228

(1)

This amount has been reduced by premiums associated with derivatives that settled during the respective periods, which may include premiums accrued but not yet paid as of the end of the quarter based on timing of cash settlement payments with counterparties.

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